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                                                                   Exhibit 10.34

                             ATS MEDICAL SALES, INC.
                         SALES REPRESENTATIVE AGREEMENT

         This Sales Representative Agreement ("Agreement") is made as of _________, 200__ (the "Effective Date") between ATS Medical Sales, Inc., 3905 Annapolis Lane, Suite105, Minneapolis, MN 55447 ("ATS") and
________________________, a [_______corporation/ ______ LLC/sole proprietorship/individual residing in _________], ___(Address)_______ ("Representative").

                                    RECITALS

         WHEREAS, ATS is engaged in the development and sale of the products described in Exhibit A (the "Products"), and desires to increase the marketing and distribution of the Products;

         WHEREAS, Representative possesses the skill and experience necessary to promote, market and solicit orders for the Products; and

         WHEREAS, ATS is willing to appoint Representative, and Representative is willing to accept such appointment, as ATS' sales representative for such products in the geographical area set forth in Exhibit A (the "Territory");

         NOW, THEREFORE, the parties agree as follows:

1. APPOINTMENT

         1.1 Appointment as Sales Representative. Subject to the terms and conditions of this Agreement, ATS hereby appoints Representative as its exclusive sales representative for the Products in the Territory; provided, however, ATS reserves the right to directly or indirectly sell Products to any hospital or other customer in the Territory that refuses to do business with Representative.

         1.2 Authority of Sales Representative. During the term of this Agreement, Representative will solicit orders for the Products to be delivered in the Territory, and the customers will transmit such orders in writing to ATS in the format approved by ATS. ATS reserves the right to accept, reject, modify or cancel in whole or in part any or all orders received and/or accepted for the Products, in its sole discretion. Representative's authority under and during the term of this Agreement is limited to the solicitation of orders for the Products, and Representative has no right or authority to make binding quotations, to accept any orders or to enter into any contracts or agreements whatsoever for or on behalf of ATS. All sales of the Products shall be made by ATS and all pricing of Product shall be determined by ATS. The relationship of ATS and Representative established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (a) give either party the power to direct and control the day-to-day activities of the other, (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (c) allow Representative


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to create or assume any obligation on behalf of ATS for any purpose whatsoever.
Representative shall be solely liable for any acts, omissions to act, contracts, commitments, promises or representations made by Representative except as specifically authorized under this Agreement or in writing by ATS. All financial and other obligations associated with Representative's business are the sole responsibility of Representative.

         1.3 Changes to the Products. ATS reserves the right, in its sole discretion and without incurring any liability to Representative, to alter the specifications for any Product, discontinue the manufacture of any Product, discontinue the development of any new product, whether or not such product has been announced publicly, or commence the manufacture and sale of new products having features which make any Product wholly or partially obsolete, whether or not Representative is granted any rights in respect of such new products. Notwithstanding the foregoing, ATS shall use best efforts to provide Representative with prompt notice of such decisions.

2. COMMISSIONS

         2.1 Commission Rate and Payment. ATS shall pay Representative a commission calculated based on the commission rate set forth in Exhibit A and the Net Sales Price (defined below) for the Products delivered and sold in the Territory by ATS based on an order(s) solicited by Representative to ATS. As used herein, "Net Sales Price" shall mean the actual price received by ATS for the Product after any adjustments, such as adjustments for credits, returns, pricing adjustments, discounts, allowances, or taxes, shipping charges, non-recurring or other factors which reduce the amount actually received by ATS. The commission shall be paid to Representative on the last day of the calendar month following the month in which ATS received payment in full for the Product.

         2.2 Commission Disputes. In the event of any dispute respecting commissions, commission splitting, or any other commission issue, final resolution of the matter shall be determined by ATS' sales management. Shares of the full commission shall be awarded by ATS based on the determination of the sales management, in its sole discretion, based upon the sales and support efforts of the parties involved. In no event will the aggregate commission payable to all parties involved exceed the commission rate set forth on Exhibit A.

3. OBLIGATIONS OF REPRESENTATIVE

         3.1 Best Efforts Obligation. Representative shall use its best efforts to promote the sale of the Products in the Territory. Representative shall in particular:

         (a) meet the minimum annual sales requirements ("Annual Minimums") as provided in Section 3.5 below.

         (b) actively prospect the Territory and customers to visit its clientele at regular intervals and to make every effort to increase sales of the Products.


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         (c) support local field marketing events and activities, including making introductions to and arranging meetings with potential customers, on behalf of ATS, and to assist ATS in the preparation and submission of presentations, proposals, and quotations for contracts or orders and in assessing the financial status of customers and potential customers, at the times and in the manner reasonably requested by ATS.

         3.2 Other Obligations. In the performance of its obligations hereunder,
Representative:

         (a) shall conduct all of its business in its own name and in a businesslike and professional manner.

         (b) shall not, without ATS' prior written approval, make representations, warranties or guarantees concerning the Products or accept the return of, or make any allowance for such Products.

         (c) shall abide by ATS' policies and communicate same to its employees.

         (d) agrees to provide such other assistance as ATS may reasonably request from time to time, such as (i) to respond promptly to any reasonable request by ATS for market information, (ii) to forward promptly to ATS any inquiry or other communication concerning the Products, (iii) to cooperate fully with ATS in dealing with any customer complaints concerning the Products and to take such action to resolve such complaints as may be reasonably requested by ATS, and (iv) to cooperate fully with ATS in regard to all sales and customer support activities related to Products.

         (e) shall obtain and maintain in force, during the term of this Agreement and for as long thereafter as a practical need exists, one or more policies of liability insurance designated by ATS to cover the actions and inactions attributable to Representative's activities under this Agreement and in an amount reasonably determined by ATS. Such insurance shall include, without limitation, Comprehensive Automobile Liability for owned, non-owned and hired vehicles, for bodily injury (including death) and property damage with limits of at least $500,000 for each person and each occurrence, respectively. Where requested by ATS, ATS shall be designated as an additional named insured under each such policy and shall be provided with a certificate of insurance within thirty (30) days after the issuance and each renewal thereof.

         (f) shall be responsible for and shall maintain in good condition any and all Product consigned to the Representative by ATS for the purpose of meeting immediate or emergency needs of the customer. ATS Medical Sales, Inc. will maintain insurance coverage of all inventories consigned to the Representative. In the event that any or all of the consigned inventory is lost, damaged or stolen, the Representative agrees to pay the replacement cost of the affected inventory up to $5,000 per incident. If Product consigned to the Representative is needed by the customer on an immediate or emergency basis, the Representative is responsible for obtaining a purchase order from the customer prior to or at the time of delivery of the Product, and further responsible for providing this purchase order to ATS within one business day for billing by ATS.



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         3.3 Customer Visits and Reports. ATS shall have the right to visit customers in the Territory with or without the Representative at ATS' sole discretion and to visit Representative's customers at regular intervals together with a representative of Representative in order to update ATS' market knowledge with respect to the Products and their applications and markets. Representative shall report to ATS, on a monthly basis and in writing, all aspects of its activities with the Products within the Territory. Such reports shall include information as to customers and prospective customers, competitive activity and pricing and volume of sales or expected sales.

         3.4 Competitive Products. Except with the prior written consent of ATS, which consent ATS may grant in its sole discretion, Representative shall not, during the term of this Agreement and for one (1) year after its termination:

         (a) market, sell or distribute goods competing or likely to compete, regarding their nature or the final use which is made of them, with the Products in the Territory.

         (b) take direct or indirect interest in the marketing, sale or distribution of such competitive goods in the Territory.

         (c) do any prospecting for the Products in any territory other than the Territory, or canvas or establish a branch office or warehouse outside the Territory to sell the Products.

         3.5 Minimum Sales Requirements. Representative shall meet the Annual Minimums set forth in Exhibit A. If Representative fails to meet such Annual Minimums, ATS may, at its option and effective upon written notice to Representative, (a) terminate this Agreement pursuant to Section 7.2(c), or (b) convert Representative's rights hereunder to non-exclusive.

         3.6 Business Plan and Forecasts. Representative shall provide ATS with a reasonably detailed business plan for the marketing of the Products within thirty (30) days of the Effective Date and shall provide updates to such business plan on a quarterly basis thereafter or as reasonably requested by ATS. Such business plan shall be subject to ATS' approval. In addition, Representative shall provide ATS with a yearly forecast for expected sales of the Products and thereafter on a quarterly basis, provide ATS with an updated ninety (90) day rolling forecast. All forecasts shall be provided in the format reasonably specified by ATS from time to time during the term of this Agreement.

         3.7 Promotional Materials. ATS shall furnish Representative with a reasonable quantity of ATS demo units of the Products, promotional materials and brochures for the Products for use by the Representative. A Demo Kit and Retail Demo Box will be made available to each individual sales representative at a combined cost of $ 150. ATS will repurchase these last two items when this contract is terminated or not renewed. Reimbursement will be at the price paid, if and only if both items are returned complete and in serviceable condition. Representative may purchase additional quantities of such materials from ATS. In lieu of providing copies of such written promotional materials, ATS, at its discretion, may provide Representative with an electronic media


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copy of same with a nonexclusive, nontransferable right and license to use same for the local reproduction of such promotional materials solely for purposes of Representative's performance under this Agreement. ATS will also provide Representative with available information reasonably necessary to market the Products (such as technical literature). ATS shall have the right to review and approve, in advance, any technical, commercial or promotional literature relating to the Products developed by Representative. Such approval must be in writing and signed by an officer of ATS.

         3.8 Compliance with Laws and Standards. Representative shall perform its obligations under this Agreement in compliance with all applicable laws. Representative shall not conduct advertising, promotion, sales or marketing activities outside the Territory or solicit customers outside the Territory, nor shall Representative make any representation or warranty relating to any Product or to ATS, except as authorized by ATS in writing. Representative shall not export the Products (or knowingly permit any third party to do so) outside of the United States without the prior written consent of ATS.

         3.9 Sales Force. Representative shall maintain throughout the Territory an adequately trained and staffed sales force for the marketing of the Products and shall provide appropriate sales training to such sales force.

         3.10 Performance Review. ATS may from time to time review Representative's performance under this Agreement. Upon request by ATS, Representative shall provide ATS with relevant records and/or access of Representative's facility (during normal business hours) to perform such review.

4. TRADEMARKS

Representative recognizes and concedes for all purposes that all trademarks, trade names, or identifying slogans affixed to the Products, related documentation or written materials or any accompanying labels, containers and cartons (collectively, the "Trademarks"), whether or not registered, constitute the exclusive property of ATS and cannot be used except in connection with promoting and selling the Products as permitted hereunder. During the term of the Agreement, ATS grants Representative a nonexclusive, non-transferable, royalty-free license in the Territory to use the Trademarks solely in connection with Representative's promotion of the Products, provided that Representative's use of such Trademarks is in accordance with ATS' standards, specifications and instructions. Supplier may inspect and monitor the activities of Representative to ensure that such use of the Supplier trademarks is in accordance with such standards, specifications and instructions. Representative shall provide ATS with samples of each use of the Trademarks prior to such use and will refrain from all uses that are not approved by ATS. All price lists, sales or promotional material prepared by or for Representative with respect to the Products shall bear appropriate copyright and/or trademark notices as prescribed by ATS. Representative shall promptly inform ATS in writing of any known or reasonably suspected violation of the Trademarks or copyright(s). Representative is not granted any right, title or interest in such trademarks other than the foregoing limited license, and Representative agrees it will not use,


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register, or otherwise appropriate any name, mark, or logo which is similar to or may be confused with any Trademark licensed to Representative hereunder. Representative shall promptly notify ATS of any use by any third party of the Trademarks or any use by such third parties of similar marks which may constitute an infringement or passing off of the Trademarks. ATS reserves the right, in its sole discretion, to institute any proceedings against such third party infringers and Representative shall refrain from doing so. Representative agrees to cooperate fully with ATS in any action taken by ATS against such third parties, provided that all expenses of such action shall be borne by ATS and all damages which may be awarded or agreed upon in settlement of such action shall accrue to ATS.

5. WARRANTY AND LIABILITY DISCLAIMER

         5.1 Warranty. ATS provides a limited warranty on the Products only to the applicable customer. Any such limited warranty for the Products shall be fulfilled directly by ATS to the Customer, and pursuant to the warranty, and the customer shall return any allegedly defective Products directly to ATS. Representative shall have no authority to accept any returned Products.

         5.2 Disclaimer. THE PRODUCTS AND ALL OTHER MATERIALS PROVIDED BY ATS TO REPRESENTATIVE HEREUNDER ARE PROVIDED "AS IS" WITH NO WARRANTIES WHATSOEVER, AND ATS HEREBY DISCLAIMS ALL SUCH WARRANTIES.

         5.3 Limitation of Damages. IN NO EVENT SHALL ATS' LIABILITY OF ANY KIND UNDER OR RELATED TO THIS AGREEMENT INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF ATS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

6. CONFIDENTIALITY

All information obtained by Representative in connection with its activities hereunder, including, without limitation, technical and cost information and other information related to the Products furnished to Representative or received by Representative from customers or potential customers in connection with proposals, bids, contracts or the Products, shall be treated as confidential and proprietary information of ATS that Representative shall not use for its own benefit and shall not disclose to any third party except with the prior written consent of ATS. The foregoing obligation shall not apply to information which was (a) otherwise publicly available; (b) previously known to Representative free of any duty of confidentiality; or (c) required to be disclosed pursuant to applicable law. This obligation of confidentiality shall survive termination of this Agreement for any reason.

7. TERM AND TERMINATION

         7.1 Term. Unless earlier terminated as provided in this Agreement, this Agreement shall commence as of the Effective Date and shall terminate three (3) years


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thereafter. This Agreement may be renewed for additional one (1) year terms upon written agreement of the parties which agreement must include mutual agreement as to the Annual Minimums applicable to such renewal term. If the parties fail to agree in writing upon a renewal of this Agreement prior to the expiration of this Agreement, this Agreement shall automatically expire and terminate without further notice to either party.

         7.2 Termination. Notwithstanding the provisions of Section 7.1 above, this Agreement may be terminated in accordance with the following provisions:

         (a) Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of any representation, warranty or covenant of this Agreement and shall have failed to cure such breach within thirty (30) days of receipt of written notice of the breach from the first party;

         (b) Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure continue for more than ninety (90) days as provided in Section 11 below;

         (c) ATS may terminate this Agreement by giving Representative notice in writing within sixty (60) days after the end of any year of this Agreement if Representative shall have failed to meet the Annual Minimums set forth in Exhibit A hereto during such year;

         (d) If ATS shall be merged or purchased or shall experience a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities and Exchange Act of 1934, as amended (whether or not ATS is then subject to such reporting obligations), ATS may terminate this Agreement upon giving the Representative 90 days written notice.

         7.3 Effect of Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

         (a) Termination or expiration of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable;

         (b)      Sections 1.2, 2.3, 3.2(e), 3.4, 4, 5, 6, 7.3, 7.4, 8, 10 and
                  11 shall survive the termination of or expiration of this Agreement; and

         (c) Representative shall cease to represent itself as authorized to market the Products and shall discontinue all use of the Trademarks; shall remove any printed materials and references to the Products from its sales manuals, and discontinue the use of any display materials on its premises containing any references to the Products or Trademarks.


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         (d)      Representative shall return to ATS all demo units, promotional materials and other materials provided by ATS to Representative hereunder.

         7.4 No Compensation. In the event of any termination or expiration of this Agreement, neither party shall owe any compensation to the other party for lost profits, lost opportunities, good will, or any other loss or damage as a result of or arising from such termination or expiration.

8. INDEMNIFICATION

         8.1 Indemnification by ATS. ATS hereby agrees to indemnify, defend and hold Representative harmless from any third party suit, claim or other legal action ("Legal Action") that alleges the Products, or any of them, infringe any United States patent, copyright, or trade secret, including any reasonable costs or legal fees thereby incurred by Representative. Representative shall give written notice of any Legal Action within a reasonable time after Representative's first knowledge thereof. ATS shall have sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel. Representative may not settle or compromise any Legal Action without the written consent of ATS. If a Product is found to infringe any such third party intellectual property right in such a Legal Action, at ATS' sole discretion and expense, ATS may, at its option, (i) obtain a license from such third party for the benefit of its customers; (ii) replace or modify the Product so that it is no longer infringing; or (iii) terminate this Agreement with no further liability to Representative.

         8.2 Indemnification by Representative. Except to the extent that ATS is obligated to indemnify Representative for a Legal Claim pursuant to Section 8.1, Representative hereby agrees to indemnify, defend and hold ATS harmless from any suit, claim or other legal action ("Legal Action"), including any reasonable costs or legal fees thereby incurred by ATS, arising from or resulting out of the marketing of the Products by Representative, the acts or inactions by Representative or its agents, or any unfair business practice of Representative. ATS shall give written notice of any such Legal Action to Representative within a reasonable time after ATS' first knowledge thereof. Representative shall have sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel. ATS may not settle or compromise any such Legal Action without the written consent of Representative.

9. FORCE MAJEURE

Neither party will be liable for nonperformance or delay in performance due wholly or partly to any cause not in its control or not avoidable by any reasonable diligence, except for the obligation to pay any amounts due and owing hereunder. Upon the occurrence of any such contingency, the party so affected may suspend or reduce deliveries during the period of such contingency. The following, while not an exclusive listing, will be considered not to be within a party's control or avoidable by reasonable diligence: shortage of capacity due to a delay by suppliers of delivery of any items needed to increase capacity; labor controversies; court decrees; inability to use the full capacity of plants of facilities as a result of governmental action, machinery malfunctions or breakdowns; and inability to obtain fuel, power, materials necessary to produce Products,


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labor, containers or transportation facilities without litigation or the payment of penalties or unreasonable prices or the acceptance of unreasonable terms and conditions.

10. ARBITRATION

All disputes arising in connection with the Agreement shall be finally settled in Minneapolis, Minnesota, by arbitration under the commercial arbitration rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitration shall be final and binding upon the parties concerned. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for juridical acceptance of the award and an order of enforcement, as the case may be. The parties shall share equally the fees and costs of the arbitrator.

11. MISCELLANEOUS

         11.1 Entire Agreement. This Agreement, including all Appendices now or hereafter attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and replaces any other previous agreement between the parties on the subject matter hereof. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

         11.2 Assignment. Representative shall not have the right to assign, delegate or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of ATS. Any prohibited assignment, delegation or transfer shall be null and void.

         11.3 Waiver. No failure by either party to take action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

         11.4 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Minnesota, excluding its conflict of law provisions.

         11.5 Notices. Notice shall be given to either party via facsimile or registered mail to the address set forth below (or such other address as each party may designate in writing), and notices so given shall be effective upon receipt by the party to which notice is given, or on the fifth (5th) day following mailing, whichever occurs first.

         If to ATS:                 ATS Medical Sales, Inc.
                                    3905 Annapolis Lane, Suite 105
                                    Minneapolis, MN  55447
                                    Facsimile: (763) 553-1492

         If to Representative:
                                    -------------------------------------------

                                    -------------------------------------------

                                    -------------------------------------------


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                                    Facsimile:
                                              ---------------------------------

                                    e-mail:
                                           ------------------------------------

         11.6 Confidentiality. This Agreement is confidential, and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial or legal details of this Agreement without the other party's prior written approval, which approval shall not be unreasonably withheld. However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other governmental requirements. In such event, the publishing party shall furnish a copy of such disclosure to the other party.

         11.7 Severability. If any provision of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

         11.8 Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

ATS Medical Sales, Inc.                        Representative








By:                                     By:
   -----------------------------           ------------------------------------

Title:                                     Title:
      --------------------------                 ------------------------------


Date:                                  Date:
     ---------------------------            -----------------------------------













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                                    EXHIBIT A

"PRODUCTS"

STANDARD SERIES, AORTIC:  500FA19, 21, 23, 25, 27, 29

STANDARD SERIES, MITRAL:  500DM27, 29, 31, 33

AP (ADVANCED PERFORMANCE) SERIES, AORTIC:  501DA16, 18, 20, 22, 24, 26

AP (ADVANCED PERFORMANCE) SERIES, MITRAL:  501DM24, 26, 28

AVG (AORTIC VALVED GRAFT):  502AG21, 23, 25, 27, 29

ACCESSORIES: STANDARD VALVE SIZER SET (MODEL 550), AP VALVE SIZER SET (MODEL
560), BENDABLE HANDLE SET (MODEL 552), AORTIC & MITRAL HANDLE ROTATORS (MODEL
556), MITRAL HEX END ROTATOR & HOLDER SET (MODEL 568).

"TERRITORY"

"COMMISSION RATE"

    o   ___% OF NET SALES

"ANNUAL MINIMUM NET SALES REQUIREMENT"

    o   YEAR 1 (MM/DD/YY THRU MM/DD/YY):

             |X|   NET _____ ATS VALVES INCLUDING A MINIMUM OF ____ ATS AVG'S

    o   YEAR 2 (MM/DD/YY THRU MM/DD/YY):

             |X|   NET _____ ATS VALVES INCLUDING A MINIMUM OF ____ ATS AVG'S

    o   YEAR 3 (MM/DD/YY THRU MM/DD/YY):

             |X|   NET _____ ATS VALVES INCLUDING A MINIMUM OF ____ ATS AVG'S



     THE MINIMUM LEVEL OF NET UNIT SALES THAT MUST BE ACHIEVED IN EACH PROGRESSIVE QUARTER OF EACH YEAR IS:

    o   20% OF THE ANNUAL MINIMUM BY THE END OF THE 1ST QUARTER

    o   40% OF THE ANNUAL MINIMUM BY THE END OF THE 2ND QUARTER

    o   70% OF THE ANNUAL MINIMUM BY THE END OF THE 3RD QUARTER

    o   100% OF THE ANNUAL MINIMUM BY THE END OF THE 4TH QUARTER